EXHIBIT 5.1

São Paulo, December 9, 2020.

COSAN S.A.

Avenida Brigadeiro Faria Lima, No. 4100, 16th floor, room 01, Itaim Bibi

São Paulo, São Paulo CEP 04.538-132, Brazil

Re: Cosan S.A.

Ladies and Gentlemen,

1.       We have acted as special Brazilian counsel to Cosan S.A. (“CSAN”) in connection with the preparation and filling by CSAN with the Securities and Exchange Commission of a Form F-4 Registration Statement (File No. 333-) (the “Registration Statement”), filed on December 9, 2020, pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”) in connection with an intra-group corporate restructuring consisting of a merger of companies under common control, as provided for by art. 264, paragraph 4th, of Law No. 6,404, pursuant to which (i) Cosan Limited (“CZZ”) will be merged into CSAN (the “CZZ Merger”); and (ii) Cosan Logística S.A. (“CLOG”) will be merged into CSAN (the “CLOG Merger” and, together with the CZZ Merger, the “Proposed Transaction”), pursuant to the terms of the Merger and Justification Protocols entered into by and among (i) CZZ and CSAN with regards to the CZZ Merger (“CZZ Merger Protocol”); and (ii) the management of CLOG and CSAN with regards to the CLOG Merger (“CLOG Merger Protocol”) (jointly, the “Merger Protocols”). Following the completion of the Proposed Transaction, any outstanding shares of CSAN will be directly owned by all shareholders of CSAN, CZZ and CLOG as of immediately prior to the completion of the Proposed Transaction, and CSAN will continue to be controlled by Aguassanta Investimentos S.A., or “Aguassanta.” As part of the Proposed Transaction, CSAN intends to issue to the shareholders holding CZZ shares prior to the approval of the Proposed Transaction, American Depositary Shares (“CSAN ADSs”).

All capitalized terms used but not otherwise defined in this opinion have the meaning given to such terms in the Registration Statement.

2.       Pursuant to the CZZ Merger Protocol, upon the completion of the Proposed Transaction, each one Class A common share of CZZ, issued and outstanding immediately prior to the consummation of the CZZ Merger (other than as provided in the CZZ Merger Protocol) will be automatically converted into the right to receive 1.38107812483 validly issued and allotted, fully paid-up CSAN ADSs.

3.       With respect to the above, a board meeting of CSAN shall be called to resolve upon, among other matters: (i) the execution of the CZZ Merger Protocol; and (ii) the management’s proposal to be submitted to the CSAN Shareholder Approval (as defined below) recommending the approval of the CZZ Merger (“CSAN Board Meeting”).

4.       Following the CSAN Board Meeting, a shareholders meeting of CSAN shall be called to resolve upon, among other matters: (i) the Proposed Transaction, including the merger of both CZZ and CLOG into CSAN; and (ii) the Merger Protocols (“CSAN Shareholder Approval”).

5.       Also, a board meeting of CZZ shall be called to resolve upon, among other matters: (i) the CZZ Merger; and (ii) the CZZ Merger Protocol (“CZZ Board Meeting”).

6.       Following such CZZ Board Meeting, a shareholders general meetings of CZZ shall be called to resolve upon the approval of (i) the CZZ Merger and subsequent extinction of CZZ; and (ii)  the CZZ Merger Protocol (“CZZ Shareholder Approval”).

7.       For purposes of this opinion, we have not undertaken any investigation of the laws of any jurisdiction outside the Federative Republic of Brazil (“Brazil”) and this opinion is given solely in respect of Brazilian law as effective on the date hereof, and not in respect of any other law. In particular, we have made no independent investigation of the laws of the State of New York and do not express or imply any opinion on such laws.

8.       For the purposes of giving the opinions set forth herein we have examined and/or relied upon copies of the following documents:

a)	the Registration Statement;

b)	a form of the CZZ Merger Protocol; and

c)	CSAN’s by-laws.

9.       In giving this opinion, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of natural persons, and the authenticity of all documents we have examined, the conformity with the originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. In addition, we have assumed the due authorization, execution and delivery of the Merger Protocols by each of the parties thereto (other than CSAN), the performance of which is within the capacity and powers of each of them (other than CSAN). We have relied, as to factual matters, on the documents we have examined, including, without limitation, the representations, warranties, covenants and certificates of officers of CSAN delivered in connection with the Proposed Transaction, and we have not carried out an independent investigation in respect of such factual matters.

10.       In addition, we have assumed that (i) there are no other documents, agreements or other arrangements involving any of the parties to the Proposed Transaction that may in any way affect the opinions expressed herein; (ii) the shareholders meetings mentioned in this opinion will be duly called pursuant to the terms and conditions set forth in the by-laws of CSAN and CZZ, and in accordance with applicable laws and regulations; and (iii) all the formalities and requirements necessary for the issuance of the CSAN Shares under the laws of any jurisdiction other than Brazil have been duly complied with by the CSAN, including those before any third parties.

11.       Based on the above assumptions and subject to the qualifications set out below, we are of the opinion that:

a)	CSAN is a corporation duly organized, validly existing and in good standing under the laws of Brazil; and

b)	upon the approval of the CSAN and CZZ Board Meetings, as well as of the shareholders of CSAN and CZZ in the shareholders meetings described above being duly obtained in accordance with applicable laws, the CSAN Shares and the CSAN ADSs when issued, delivered and paid for in the manner described in the Registration Statement will be duly authorized and will be duly and validly issued, fully-paid and non-assessable.

12.       We consent to (i) the filing of this opinion as an exhibit to the Registration Statement, and (ii) the use of the name of our firm in the Registration Statement, under the caption “Legal Matters.” In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

13.       This letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein, as specified above, of any developments or circumstances of any kind, including any change of law or fact that may occur after the date of this letter, even if any such development, circumstance or change may affect our legal analysis, legal conclusions, or any other matters set forth in or relating to this letter.

14.       This opinion will be governed by and construed in accordance with the laws of Brazil as in effect on the date hereof.

Very truly yours,

/s/ Guilherme Sampaio Monteiro
By	Pinheiro Neto Advogados